CONSULTING AGREEMENT

This Agreement is entered into this 15th day of July 2003 by and between Naturol, Inc., a Nevada corporation ("Company"), and James R. Ladd, an individual whose principal office is at 201 E. Elizabeth Street, Elizabeth City, NC 27909 ("Consultant").

WHEREAS, Consultant has expertise in the areas of environmental remediation, waste treatment and corporate development; and

WHEREAS, Company desires to develop new options for commercializing its drinking water and wastewater technologies; and

WHEREAS, Company desires to have Consultant assist in identifying opportunities and options for commercializing the Company's products and services; and

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1 Section . Obligations of Consultant. Consultant agrees to the following:

1.1 To identify possible markets for the Company's products and services.

1.2 To make initial contacts with potential users of the Company's products and services.

1.3 To advise the Company of potential strategies for marketing its products and services.

2 Section . Term. Unless earlier terminated pursuant to Section 11 herein, the term of this Agreement is for a period of sixty days.

3 Section . Obligation of Company. Company agrees to the following:

3.1 To pay Consultant the sum of $5,200 for services rendered pursuant to this Agreement. Said amount shall be payable within 30 days of invoice by the Consultant.

3.2 To pay up to $500 for travel and expenses incurred in the performance of this Agreement.

4 Section . Independent Status. This Agreement shall not in any manner be construed to be a partnership agreement or a joint venture between the parties and the parties hereto expressly agree that this Agreement merely establishes a consulting relationship.

5 Section . Remedies and Limitation on Remedies. In the event of a default by either party, the non-defaulting party shall be limited to the following remedies:

5.1 In the event of a default by Consultant, Company's remedies shall be limited to the following:

In the event of any default by Consultant, and after Company shall have provided Consultant with written notice of such default and shall have given Consultant a period of not less than 20 days to cure said default, Company, at its option, shall be entitled to rescind this Agreement and to receive the return of a sum not to exceed all sums previously paid to Consultant.

5.2 In the event of a default by Company, Consultant's remedies shall be limited to the following:

In the event that Company fails to make any payment when due, and after Consultant shall have provided Company with written notice of such default and shall have given Company a period of not less than 20 days to cure said default, Consultant, at its discretion, may rescind this Agreement, including but not limited to all licenses granted herein, and may file suit against Company for the reasonable value of its services and materials provided to Company to date, such sum not to exceed the sum which would otherwise have been due Consultant pursuant to this Agreement.

5.3 No party shall have any other remedies against the other party, except those specifically set forth herein.

6 Section . Notices. Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery or 48 hours after deposit in the United States mail, postage fully prepaid, addressed to the Consultant as follows:

James R. Ladd

201 E. Elizabeth Street

Elizabeth City, NC 27909

addressed to the Company at:

Naturol, Inc.

6265 Stevenson Way

Las Vegas, Nevada 89120

or any other address as any party may, from time to time, designate by notice given in compliance with this section.

7. Section . Arbitration. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference, or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

8. Section . Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, the United States of America.

9. Section . Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday or legal holiday.

10. Section . Titles and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

11. Section . Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

12. Section . Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

13. Section . Agreement Binding. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

14. Section . Amendment. This Agreement may be amended only by the written agreement by the parties hereto.

15. Section . Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

16. Section . Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

17. Section . Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.

18. Section . Parties in Interest. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

19. Section . Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

This Agreement is hereby affirmed by the Parties as of the date first cited above.

Naturol, Inc.                                                                    James R. Ladd

by:/S/Bradley Grieco                                                       by:/S/James Ladd

Bradley Grieco, President and CEO